Exhibit 10.2
NORDSON CORPORATION

RESOLUTION BY
THE BOARD OF DIRECTORS

CLOSURE OF THE SALARIED EMPLOYEE AND EXCESS DEFINED BENEFIT PENSION PLANS

March 2, 2021

NOW THEREFORE LET IT BE:

RESOLVED, the Board of Directors (the "Board") of Nordson Corporation (the "Company") hereby authorizes the closure of the following pension plans to new hires, contingent upon management’s approval and effective as administratively possible: the Nordson Corporation Salaried Employee Pension Plan and the Nordson Corporation 2005 Excess Defined Benefit Pension Plan (collectively, the “Plans”);

RESOLVED, that the officers of the Company are hereby authorized and directed to have prepared and to execute definitive legal documents reflecting the matters approved hereby including any instrument effecting changes to the Plans under authority of this Resolution and to take all such further action as they deem necessary or advisable to carry out the purpose of this Resolution.